Verisign Announces Retirement of
Founding Board Member William L. Chenevich

RESTON, VA – Feb. 22, 2016 – VeriSign, Inc. (NASDAQ: VRSN), a global leader in domain names and Internet security, today announces that Verisign Director William L. Chenevich has informed the Company’s Board of Directors of his intention to retire from the Board at the end of his current term in May 2016.

Mr. Chenevich has served as a director since Verisign’s founding in April 1995, and was Lead Independent Director from February 2009 to July 2015. Mr. Chenevich is a member of the Board’s Audit and Corporate Governance and Nominating Committees.

“Bill’s significant board-level experience as well as valuable insight and institutional knowledge of Verisign’s history and development have been indispensable assets to Verisign. We would not be the kind of company we are today without his leadership, and we thank him for his more than 20 years of service,” said Jim Bidzos, Executive Chairman, President and Chief Executive Officer.

About Verisign
Verisign, a global leader in domain names and Internet security, enables Internet navigation for many of the world’s most recognized domain names and provides protection for websites and enterprises around the world. Verisign ensures the security, stability and resiliency of key Internet infrastructure and services, including the .com and .net domains and two of the Internet’s root servers, as well as performs the root-zone maintainer functions for the core of the Internet’s Domain Name System (DNS). Verisign’s Security Services include intelligence-driven Distributed Denial of Service Protection, iDefense Security Intelligence and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit Verisign.com.

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Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

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